UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2010

Li3 Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-127703	20-3061907
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

Av. Pardo y Aliaga 699
Oficina 802
San Isidro, Lima, Peru
(Address of principal executive offices, including zip code)

(51) 1-212-1880
(Registrant’s telephone number, including area code)

Copy to:
Adam S. Gottbetter, Esq.
Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Phone:  (212) 400-6900

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02     Termination of a Material Definitive Agreement

As previously reported, as of July 29, 2010, Li3 Energy, Inc. ( “Li3,” “we,” “us” or “our”) entered into a preliminary and non-binding Letter of Intent (the “LOI”) with the shareholders (the “Lacus Shareholders”) of Lacus Minerals S.A., an Argentinean corporation (“Lacus”) for a proposed transaction that involves the restructuring of the existing Master Option Agreement with Lacus, pursuant to which we would have acquired 100% of the issued and outstanding shares of Lacus, and salt-mining claims on approximately 156,000 acres on the Centenario, Rincón and Pocitos salars would be added to the portfolio of mining properties under option.

The Master Option Agreement provides us three options (collectively, the “Options”), to acquire up to an 85% interest in: (a) approximately 70,000 acres situated on prospective brine salars in Argentina, known as Rincón, Centenario and Pocitos (the “Master Lacus Properties”); and (b) salt-mining claims on approximately 9,000 additional acres in certain other areas of mutual interest on some of those same salars (the “Third Parties Properties” and, together with the Master Lacus Properties, the “Lacus Properties”) that may be acquired upon exercise of two options (collectively, the “Third Parties Options”).  Under a Services Agreement, Lacus would provide administration and management services for the project.

Prior to the formation of an Executive Committee (to determine the policies, objectives, budget for and actions related to the first exploration phase) comprised of representatives from Li3 and Lacus, as called for in the Master Option Agreement, Lacus had developed an exploration work plan that included surface pit sampling and drilling.  On August 2, 2010, Lacus presented to us the brine chemistry results from the surface pit sampling on the Rincon, Pocitos and Centerario salars.  Li3’s Board of Directors determined on August 12, 2010 that: these chemistry results do not meet Li3’s criteria for economic brine reserves; the work plan recommended by Lacus was not acceptable; and funding of a drilling program would be suspended.  We so informed Lacus on August 13, 2010.

On August 24, 2010, we received a notice from Lacus purporting to terminate the Master Option Agreement and the Services Agreement because of our failure to pay a total of $275,217 alleged to be due under these agreements.

On August 26, 2010, we notified the Lacus Shareholders that, based on the unsatisfactory results of our due diligence, we do not intend to execute any definitive agreements for the transaction detailed in the LOI.  The LOI will automatically terminate on August 31, 2010, pursuant to its terms.  Because the conditions set forth in the LOI will not be fulfilled, we will not be obligated to pay to the Lacus Shareholders the $300,000 break-up fee specified in the LOI.

Also on August 26, 2010, we informed Lacus by letter that the Master Option Agreement calls for the existence of an Executive Committee, and that all management decisions in connection with the exploration works are to be decided by the Executive Committee, on the terms and conditions set forth in the Master Option Agreement.  We formally requested Lacus to withdraw the purported notice of termination of the Master Option Agreement and the Services Agreement, and to attend to a meeting of the Executive Committee on September 1, 2010, in order to discuss the way forward in relation to the exploration works to be performed in the properties, the work plan, and a budget therefor.  To date, we have not received a response to this letter.

We had agreed to contribute $1,688,000 on or before August 31, 2010, as work commitments under the Master Option Agreement for purposes of funding the exploration works that are currently being performed on the Lacus Properties, and an additional $1,312,000 as work commitments through September 2011. We also agreed to pay $500,000 to Lacus on or before March 12, 2011.  We would require additional capital to fund these commitments, and there can be no assurance that such financing will be available to us, or will be available on terms acceptable to us.

However, although there can be no assurance as to the ultimate outcome, we believe we have valid reasons under the relevant agreements for suspending payment of such amounts. However, our possible losses in connection with any action that may be brought against us in these matters could be material to our consolidated financial condition, results of operations and cash flows.

Item 8.01     Other Matters.

We have entered into a non-binding term sheet with a third party investor to provide us with a committed equity funding facility for up to $10 million, with a term of 24 months.  The investor would purchase our common stock from us from time to time during the commitment period at our request (a "put") at a stated discount to market price, subject to certain dollar and share volume limitations for each put.  A commitment by the investor to enter into the facility is subject to the investor's due diligence and other conditions, including our filing a registration statement with the SEC covering the shares and its becoming effective.  There can be no assurance that these conditions will be satisfied, or, even if they are satisfied, that a facility will be entered into.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Li3 Energy, Inc.

Dated: August 30, 2010	By:	/s/ Luis Saenz
Name: Luis Saenz
Title: Chief Executive Officer